Exhibit 3.1

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED

BYLAWS
OF

EON RESOURCES INC.

(a Delaware corporation)

This Amendment No. 1 to the Bylaws (the “Bylaws”) of EON Resources Inc., a Delaware corporation (the “Corporation”), is effective as of November 26, 2024.

WHEREAS, the Board of Directors of the Corporation has approved by unanimous written consent the Amendment No. 1 to the Bylaws as set forth below.

NOW, THEREFORE, BE IT RESOLVED, the Bylaws are hereby amended as follows:

Section 2.4 of the Bylaws entitled “Quorum” is hereby amended and restated in its entirety to read as follows:

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of more than one third (33.33%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing more than one third (33.33%) of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

RESOLVED, except as modified by this Amendment No. 1 to the Bylaws, the rest of the Bylaws remain unchanged and, as modified, continue in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to be signed by its Chief Executive Officer as of the date first written above.

Date: November 26, 2024	EON RESOURCES INC.

	By:	/s/ Dante Caravaggio
	Name:	Dante Caravaggio
	Title:	Chief Executive Officer